Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

July 9, 2009	For immediate release

For more information contact: Stephen Marsh, President and CEO at (802)-334-7915

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the second quarter ended June 30, 2009, of $1,007,565 or $0.21 per common share, compared to $873,561 or $0.19 per common share for the second quarter ended June 30, 2008.  Earnings of $1,690,818 or $0.36 per share for the six months ending June 30, 2009 compare to $1,090,609 or $0.23 per share for the same period a year ago.

In commenting on the Company’s earnings performance, Chairman Richard White said that second quarter earnings in 2009 continued to be positively impacted by the historically low interest rate environment which has created an opportunity for a great number of customers to rewrite their home mortgages.  The Company is pleased with these earnings results in spite of the additional premiums and a special assessment imposed by the FDIC which resulted in $501,523 in expense through June 30, 2009 compared to $60,512 through June 30, 2008.  Additionally, the first half of 2008 had been significantly affected by merger related expenses, including interest costs, non cash write downs in the core deposit intangibles, as well as the termination of various contracts and service agreements that had been in place at LyndonBank. The two companies merged as of the close of business on December 31, 2007.

Total assets at the end of the June were $479,267,790 compared to $487,799,232 at year end and $482,212,025 at the end of June a year ago.  The decrease in assets is due to the annual municipal finance cycle as short-term municipal loans generally mature at the end of the second quarter and are not replaced until after the start of the third quarter.  Municipal loans totaling $11,000,000 matured on June 30, 2009, with renewals and new loans of approximately $18,000,000 booked at press time.

As previously announced, the Company has declared a quarterly cash dividend of $0.12 per share payable August 1, 2009 to shareholders of record as of July 15, 2009.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.